                                                                   EXHIBIT 10.29

                                RELEASE AGREEMENT

This Release Agreement (the "Release Agreement"), by and between Lodgian, Inc. (the "Company")(1) and Manuel E. Artime ("You" or "Your")(collectively, the "Parties") is effective as of January 31, 2005 (the "Effective Date").

      WHEREAS, You are currently employed as Executive Vice President and Chief Financial Officer of the Company;

      WHEREAS, You and the Company are parties to the Executive Employment Agreement dated May 10, 2004 (the "Employment Agreement");

      WHEREAS, on the Effective Date, You wish to resign as the Executive Vice President and Chief Financial Officer of the Company;

      WHEREAS, on the Effective Date, You and the Company wish to terminate the Employment Agreement;

      WHEREAS, the Company has agreed to continue to employ You beginning on the Effective date through March 31, 2005 (the "Term") in exchange for Your compliance with the terms of this Release Agreement; and

      WHEREAS, the Parties desire to enter into this Release Agreement for the purpose of resolving and setting forth the terms upon which the Employment Agreement is being terminated.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, it is agreed:

      1. Consideration. Provided that You satisfy the conditions of this Release Agreement, the Company will (i) continue to employ You through the Term, (ii) pay You through the Term (as set forth in Section 2 below), and (iii) provide to You the separation benefits stated below (as set forth in Section 5 below). The Company's obligations set forth in (i) - (iii) in the preceding sentence shall be conditioned upon Your satisfactory completion of Your transition duties (as set forth in Section 3 below) and Your compliance with all restrictive covenants and post-termination obligations to which You are subject, including, but not limited to, the restrictive covenants contained in this Release Agreement. Any material breach by You of this Release Agreement or any obligations to which You are subject shall constitute a breach of this Release Agreement, and all of the Company's obligations under this Release Agreement, including, but not limited to, the obligation to (i) employ You, (ii) pay You through the Term, and (iii) provide the separation benefits stated below, shall immediately cease.

      2. Compensation. During the Term, the Company shall pay You a base salary of $4,209.12 per week (the "Base Salary").

The Base Salary is subject to applicable withholdings, including taxes and Social Security. You shall be paid in accordance with the Company's normal payroll practices. During the Term, You

----------
(1) The term "Company" includes the company's parents, subsidiaries, affiliates and all related companies, as well as their respective officers, directors, shareholders, employees, agents and any other representatives, any employee benefits plan of the Company, and any fiduciary of those plans.

will continue to participate in all benefit plans as shall be in effect for all employees of the Company from time to time, subject to the terms and conditions of such plans and programs; provided, however, You shall not be entitled to receive any incentive compensation, commissions, bonuses, or time off benefits (except as set forth below). During the Term, You shall accrue personal days in accordance with Company policy, but You will not accrue any additional vacation time. During the Term, You shall be entitled to use accrued personal, sick (in the event of legitimate illness) and vacation days (collectively "Time Off Days"). After the Company's 2004 fiscal year 10K is filed, You shall be permitted to take at least five (5) Time Off Days. Except for Time Off Days due to illness, all Time Off Days must be approved in writing in advance by the Company's Chief Executive Officer. Such approval shall not be unreasonably withheld.

      3. Transition Duties. During the Term, You shall perform such duties and responsibilities as are assigned to you by the Company's Chief Executive Officer and/or Chief Financial Officer ("CFO") and You shall abide by the reasonable directions of such officers. During the Term, Your primary duty shall be to assist the CFO in completing the implementation of the internal control provisions of the Sarbanes-Oxley Act and the filing of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004. In addition, Your duties shall also include, but not be limited to: (i) fully disclosing to the CFO all business activities in which You were involved during Your employment with the Company, including the status of projects that are not completed as of the Effective Date, and (ii) providing to the CFO all reports concerning the projects and business activities in which You were involved during Your employment with the Company, (iii) being available to answer any questions that the Company may have concerning Your business activities during Your employment with the Company, and (iv) other duties as assigned to You by the Company's Chief Executive Officer and/or CFO. You agree to perform such duties faithfully, diligently, and industriously, and agree to use Your best efforts to complete such duties to the satisfaction of the Company. You shall report to work at the Company, 3445 Peachtree Rd., Suite 700, Atlanta, Georgia 30326, to fulfill Your duties under this Section 3 on a Full-Time Basis (as defined below) through the Term; provided, however, the Company may ask You, at any time and for any reason, (i) not to report to work, and/or (ii) not to perform any additional duties, including, but not limited to, the duties described in this Section 3. For purposes of the preceding sentence only, "Full-Time Basis" shall mean working during time periods approximating the Company's normal business hours of 8:30 a.m. to 5:30 p.m. You shall cooperate with the Company as set forth in this Section during the Term as is reasonably necessary to affect a smooth transition of Your duties. The transition duties contemplated by this Section shall be reasonably related to accounting and finance responsibilities commensurate with an executive-level position at a public company.

      4. Resignation as Officer of Company. You will, at the same time You execute this Release Agreement, resign as (i) Executive Vice President and Chief Financial Officer of the Company, and (ii) an officer of each of the Company's subsidiaries in which You serve as Treasurer, by executing the resignation letter attached to this Agreement as Exhibit A.

      5. Separation Benefits. In accordance with and as more fully set forth in the Separation and Release Agreement attached as Exhibit B (the "Separation Agreement"), the Company shall provide the separation benefits described in Section A(1) of the Separation Agreement (the "Separation Benefits"). The Company shall pay You the Separation Benefits provided that You:

      (a) satisfactorily complete Your transition duties (as set forth in Section 3 above);

      (b)   on March 31, 2005, execute the Separation Agreement; and

      (c) comply with all obligations to the Company to which You are subject, including, but not limited to, all restrictive covenants and post-termination obligations contained in this Release Agreement.

      6. Release. In exchange for the consideration stated above, You release and discharge the Company from any claim or liability, whether known or unknown, arising out of any event, act or omission occurring on or before the day You sign this Release Agreement, including, but not limited to, claims arising out of Your employment or the Employment Agreement, claims arising by virtue of Your status as an officer of the Company, claims for breach of contract, tort, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law. You also release any claims for unpaid back pay, sick pay, vacation pay, expenses, bonuses, claims to stock options, claims to the vesting of stock options, commissions, attorneys' fees, or any other compensation.

You agree that You are not entitled to any additional payment or benefits from the Company, except as set forth in this Release Agreement. You also acknowledge and agree that the Employment Agreement has terminated and is of no further force or effect as of the Effective Date.

Notwithstanding anything to the contrary in this Section 6, the Parties acknowledge and agree that (a) this Release Agreement does not waive Your right to (i) claim or receive indemnification as an officer of the Company under any applicable state laws, the Company's Articles of Incorporation, or the Company's By-laws, or (ii) claim or receive insurance coverage or be defended under any officers insurance coverage which applies to officers of the Company and which applies to You in Your capacity as a former Executive Vice President and Chief Financial Officer of the Company; and (b) You do not waive any claims arising under this Release Agreement.

      7. Restrictive Covenants. You acknowledge that the restrictions contained in this Section 7 are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon Your right to work or earn a living after Your employment with the Company ends.(2)

            A. Trade Secrets and Confidential Information. You represent and warrant that: (i) You are not subject to any legal or contractual duty or agreement that would prevent or prohibit You from performing the duties contemplated by this Release Agreement or otherwise complying with this Release Agreement, and (ii) You are not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information owned by any other party.

            You agree that You will not: (i) use, disclose, or reverse engineer the Trade Secrets or the Confidential Information for any purpose other than the Company's Business, except as authorized in writing by the Company; (ii) during Your employment with the Company, use, disclose, or reverse engineer (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by You during any former employment or for any other party, unless authorized in writing by the

----------
(2) Unless otherwise indicated, all capitalized terms used in this Section 7 are defined in sub-section 7(E).

former employer or third party; or (iii) upon Your resignation or termination
(a) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in Your possession or control, or (b) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company's written consent.

                  The obligations under this sub-section 7(A) shall: (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law, and (ii) with regard to the Confidential Information, remain in effect during the Restricted Period. The confidentiality, property, and proprietary rights protections available in this Release Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.

            B. Non-Solicitation of Customers. During the Restricted Period, You will not, directly or indirectly, solicit any Customer of the Company for the purpose of providing any goods or services competitive with the Business. The restrictions set forth in this sub-section 7(B) apply only to the Customers with whom You had Contact.

            C. Non-Recruit of Employees. During the Restricted Period, You will not, directly or indirectly, solicit, recruit or induce any Employee to (a) terminate his or her employment relationship with the Company or (b) work for any other person or entity engaged in the Business.

            D. Non-Competition. During the Non-Competition Restricted Period, You will not, on Your own behalf or on behalf of any person or entity engaged in the Business, engage in or perform within the Territory any of the activities which You performed, or which are substantially similar to those which You performed, as Executive Vice President and Chief Financial Officer of the Company. Nothing in this sub-section 7(D) or this Release Agreement shall be construed to prohibit You from performing activities which You did not perform for the Company.

            E. Definitions. Unless otherwise indicated, the capitalized terms in this sub-section 7 shall be defined as follows:

            (i) "Business" shall mean the business of owning and operating hotels including, but not limited to, full-service hotels which have food and beverage operations and meeting spaces.

            (ii) "Confidential Information" means (a) information of the Company, to the extent not considered a Trade Secret under applicable law, that
(i) relates to the business of the Company, (ii) possesses an element of value to the Company, (iii) is not generally known to the Company's competitors, and
(iv) would damage the Company if disclosed, and (b) information of any third party provided to the Company which the Company is obligated to treat as confidential. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, clients and customers of the Company, and (vi) information concerning the Company's financial structure and methods and procedures of operation. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

            (iii) "Contact" means any interaction between You and a Customer which (i) takes place in an effort to establish, maintain, and/or further a business relationship on behalf of the Company and (ii) occurs during the last year of Your employment with the Company (or during Your employment if employed less than a year).

            (iv) "Customer" means any person or entity to whom the Company has sold its products or services, or solicited to sell its products or services.

            (v) "Employee" means any person who (i) is employed by the Company at the time Your employment with the Company ends, or (ii) is employed by the Company during the Restricted Period.

            (vi) "Non-Competition Restricted Period" means the time period during Your employment with the Company, and for six (6) months after Your employment with the Company ends.

            (vii) "Restricted Period" means the time period during Your employment with the Company, and for two (2) years after Your employment with the Company ends.

            (viii) "Territory" means the fifteen (15) mile radius surrounding the Company's corporate office at 3445 Peachtree Rd., Suite 700, Atlanta, Georgia 30326.

            (ix) "Trade Secrets" means information of the Company, and its licensors, suppliers, clients and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and
(ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

      8. Independent Enforcement. The covenants contained in Section 7 of this Release Agreement shall be construed as agreements independent of any other agreements or any other provision in this Release Agreement, and the existence of any claim or cause of action by You against the Company, whether predicated on this Release Agreement or otherwise, regardless of who was at fault and regardless of any claims that either You or the Company may have against the other, shall not constitute a defense to the enforcement by the Company of the covenants contained in Section 7 of this Release Agreement. The Company shall not be barred from enforcing the restrictive covenants contained in Section 7 of this Release Agreement by reason of any breach of any other part of this Release Agreement or any other agreement with You.

      9. Entire Agreement. This Release Agreement, including Exhibits A and B which are incorporated by reference, constitutes the entire agreement between the Parties. This Release Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties arising out of or relating to Your employment, including, but not limited to, the Employment Agreement. You acknowledge that the restrictive covenants contained in Section 7 of this Release Agreement supersede any restrictive covenants entered into between the Parties. Other than the terms of this Release Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Release Agreement.

      10. No Admission of Liability. This Release Agreement is not an admission of liability by the Company. The Company denies any liability whatsoever. The Company enters into this Release Agreement to reach a mutual agreement concerning Your employment with the Company up to and including the day You sign this Release Agreement.

      11. Severability. The provisions of this Release Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.

      12. Attorneys' Fees. In the event of litigation relating to this Release Agreement, the prevailing party shall be entitled to recover attorneys' fees and costs of litigation, in addition to all other remedies available at law or in equity.

      13. Governing Law. The laws of the State of Georgia shall govern this Release Agreement. If Georgia's conflict of law rules would apply another state's laws, the Parties agree that Georgia law shall still govern.

      14. Consent to Jurisdiction. You agree that any claim arising out of or relating to this Release Agreement shall be brought in a state or federal court of competent jurisdiction in Georgia. You consent to the personal jurisdiction of the state and/or federal courts located in Georgia. You waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

      15. Successors and Assigns. This Release Agreement, including Exhibits A and B, shall be assignable to, and shall inure to the benefit of, the Company's successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company's stock or assets, and shall be binding upon You and Your heirs and assigns.

      16. Voluntary Agreement. You acknowledge the validity of this Release Agreement and represent that You have the legal capacity to enter into this Release Agreement. You acknowledge that You have carefully read this Release Agreement, know and understand the terms and conditions, including its final and binding effect, and sign it voluntarily.

      IN WITNESS WHEREOF, the Parties hereto have executed this Release Agreement as of the Effective Date.

LODGIAN, INC.                                    MANUEL E. ARTIME

By: /s/ Daniel E. Ellis                          /s/ Manuel E. Artime
    -------------------                          --------------------

Title: SVP & General Counsel                     Date: January 31, 2005

Date: January 31, 2005

                                    EXHIBIT A

                        [EXHIBIT A LOCATED ON NEXT PAGE]

January 31, 2005

W. Thomas Parrington
President and Chief Executive Officer
Lodgian, Inc.
3445 Peachtree Rd.
Suite 700
Atlanta, Georgia 30326

      Re: Resignation from Lodgian, Inc. and its subsidiaries

Dear Tom:

      Effective as of January 31, 2005, I resign (i) as Executive Vice President and Chief Financial Officer of Lodgian, Inc., and (ii) as Treasurer from each of the entities listed in Attachment 1.

                                                             Sincerely,

                                                            /s/ Manuel E. Artime

                                                            Manuel E. Artime

                                  ATTACHMENT 1

                  ENTITY                                STATE OF INC.
                  ------                                -------------
1075 Hospitality, LP                                          GA
12801 NWF Beverage Management, Inc.                           TX
Albany Hotel, Inc.                                            FL
AMIOP Acquisition General Partner SPE Corp.                   DE
Apico Hills. Inc.                                             PA
Apico Inns of Greentree, Inc.                                 PA
Apico Inns of Pennsylvania, Inc.                              PA
Apico Inns of Pittsburgh, Inc.                                PA
Apico Management Corp.                                        PA
Atlanta-Boston Holdings, LLC                                  GA
Atlanta-Boston Lodging, LLC                                   GA
Atlanta-Boston SPE, Inc.                                      GA
Atlanta-Hillsboro Lodging, LLC                                GA
Atlanta-Rio Rancho Beverage Management, Inc.                  NM
Brecksville Hospitality, Inc.                                 OH
Brecksville Hospitality, LP                                   OH
Brunswick Motel Enterprises, Inc.                             GA
Columbus Hospitality Assocates, LP                            FL
Council of Unit Owners of Silver Spring Plaza
Condominium                                                   MD
Courtyard Club                                                AR
Dedham Lodging Assocates I, LP                                GA
Dedham Lodging SPE, Inc.                                      DE
Dothan Hospitality 3053, Inc.                                 AL
Dothan Hospitality 3071, Inc.                                 AL
East Washington Hospitality, LP                               FL
European Ventures, Inc.                                       FL
Fayetteville Motel Enterprises, Inc.                          NC
Fort Wayne Hospitality Associates II, LP                      FL
Fourth Street Hospitality, Inc.                               IA
Gadsden Hospitality, Inc.                                     AL
Georgia-California Beverage Corp.                             GA
Great Southern Mining Co., Inc.                               AL
Harrisburg Motel Enterprises, Inc.                            PA
Heartlands Garden Grille, Inc.                                KS
Hilton Head Motel Enterprises, Inc.                           SC
Impac Development & Construction, LLC                         GA
Impac Holdings III, LLC                                       GA
Impac Hotel Group Mezzanine, LLC                              DE
Impac Hotel Group, Inc.                                       FL
Impac Hotel Group, LLC                                        GA
Impac Hotel Management, LLC                                   GA
Impac Hotels Development, Inc.                                DE
Impac Hotels I, LLC                                           GA

Impac Hotels II, LLC                                          GA
Impac Hotels III, LLC                                         GA
Impac Hotels Member SPE, Inc.                                 DE
Impac Spe #1, Inc.                                            GA
Impac Spe #2, Inc.                                            GA
Impac SPE #3, Inc.                                            GA
Impac SPE #4, Inc.                                            GA
Impac SPE #5, Inc.                                            GA
Impac SPE #6, Inc.                                            GA
Island Motel Enterprises, Inc.                                GA
KDS Corporation                                               NV
Kinser Motel Enterprises, Inc.                                IN
Lafayette Beverage Management, Inc.                           LA
Lawrence Hospitality Associates, LP                           KS
Little Rock Beverage Management, Inc.                         AR
Little Rock Lodging Associates I, LP                          GA
Lodgian Abeline Beverage Corp.                                TX
Lodgian Acquisition, LLC                                      GA
Lodgian AMI, Inc.                                             MD
Lodgian Anaheim, Inc.                                         CA
Lodgian Augusta LLC                                           DE
Lodgian Austin Beverage Corp.                                 TX
Lodgian Bridgeport LLC                                        DE
Lodgian Cincinnati LLC                                        DE
Lodgian Coconut Grove LLC                                     DE
Lodgian Coconut Grove, Inc.                                   DE
Lodgian Coconut Grove, LLC                                    GA
Lodgian Colchester LLC                                        DE
Lodgian Dallas Beverage Corp.                                 TX
Lodgian Denver LLC                                            DE
Lodgian Fairmont LLC                                          DE
Lodgian Financing Corp.                                       DE
Lodgian Financing Mezzanine, LLC                              DE
Lodgian Florence LLC                                          DE
Lodgian Florida, Inc.                                         FL
Lodgian Fort Mitchell LLC                                     DE
Lodgian Hamburg LLC                                           DE
Lodgian Hotel Acquisition, LLC                                GA
Lodgian Hotels Fixed I, LLC                                   DE
Lodgian Hotels Fixed II, LLC                                  MD
Lodgian Hotels Fixed III, LLC                                 DE
Lodgian Hotels Fixed IV GP, Inc.                              DE
Lodgian Hotels Fixed IV, LP                                   TX
Lodgian Hotels Floating, LLC                                  DE
Lodgian Hotels, Inc.                                          DE
Lodgian Jackson LLC                                           DE
Lodgian Lafayette LLC                                         DE
Lodgian Lancaster North, Inc.                                 PA

Lodgian Little Rock SPE, Inc.                                 DE
Lodgian Management Corp.                                      DE
Lodgian Market Center Beverage Corp.                          TX
Lodgian Memphis LLC                                           DE
Lodgian Memphis Property Owner, LLC                           DE
Lodgian Merrimack LLC                                         DE
Lodgian Mezzanine Fixed, LLC                                  DE
Lodgian Mezzanine Floating, LLC                               DE
Lodgian Mezzanine Springing Member, Inc.                      DE
Lodgian Morgantown LLC                                        DE
Lodgian Mortgage Springing Member, Inc.                       DE
Lodgian Mount Laurel, Inc.                                    NJ
Lodgian North Miami LLC                                       DE
Lodgian Ontario, Inc.                                         CA
Lodgian Pinehurst Holdings, LLC                               GA
Lodgian Pinehurst, LLC                                        GA
Lodgian Richmond SPE, Inc.                                    GA
Lodgian Richmond, LLC                                         GA
Lodgian Syracuse LLC                                          DE
Lodgian Tulsa LLC                                             DE
Lodgian York Market Street, Inc.                              PA
Macon Hotel Associates LLC                                    MA
Macon Hotel Associates Manager, Inc.                          GA
Manhattan Hospitality Associates, LP                          KS
McKnight Motel, Inc.                                          PA
Melbourne Hospitality Associates, LP                          FL
Minneapolis Motel Enterprises, Inc.                           MN
Moon Airport Motel, Inc.                                      PA
New Orleans Airport Motel Associates, LP                      FL
New Orleans Airport Motel Enterprises, Inc.                   LA
NH Motel Enterprises, Inc.                                    MI
Palm Beach Motel Enterprises, Inc.                            FL
Penmoco, Inc.                                                 MI
Prime-American Realty Corp.                                   CT
Raleigh Downtown Enterprises, Inc.                            NC
Raleigh Motel Enterprises, Inc.                               NC
REPL, Inc.                                                    AK
Royce Holding Corp.                                           DE
Royce Hotel Corporation                                       DE
Royce Management Corp of Georgia                              GA
Royce Management Corp of Morristown                           NJ
Royce Management Corp.                                        FL
Saginaw Hospitality, LP                                       MI
Second Fayetteville Motel Enterprises, Inc.                   NC
Second Palm Beach Motel Enterprises, Inc.                     FL
Servico Acquisition Corp.                                     FL
Servico Austin, Inc.                                          TX
Servico Cedar Rapids, Inc.                                    IA

Servico Centre Associates, Ltd.                               FL
Servico Centre Condominium Association, Inc.                  FL
Servico Colesville, Inc.                                      MD
Servico Columbia II, Inc.                                     MD
Servico Columbia, Inc.                                        MD
Servico Columbus, Inc.                                        FL
Servico Concord, Inc.                                         CA
Servico Council Bluffs, Inc.                                  IA
Servico East Washington, Inc.                                 FL
Servico Flagstaff, Inc.                                       AZ
Servico Fort Wayne II, Inc.                                   FL
Servico Fort Wayne, Inc.                                      FL
Servico Frisco, Inc.                                          CO
Servico Grand Island, Inc.                                    NY
Servico Hilton Head, Inc.                                     SC
Servico Hospitality, Inc.                                     FL
Servico Hotels I, Inc.                                        FL
Servico Hotels II, Inc.                                       FL
Servico Hotels III, Inc.                                      FL
Servico Hotels IV, Inc.                                       FL
Servico Houston, Inc.                                         TX
Servico Jamestown, Inc.                                       NY
Servico Lansing, Inc.                                         MI
Servico Lawrence II, Inc.                                     KS
Servico Lawrence, Inc.                                        KS
Servico Lending, Inc.                                         FL
Servico Management Corporation                                FL
Servico Management Corporation                                TX
Servico Manhattan II, Inc.                                    KS
Servico Manhattan, Inc.                                       KS
Servico Market Center, Inc.                                   TX
Servico Maryland, Inc.                                        MD
Servico Melbourne, Inc.                                       FL
Servico Metairie, Inc.                                        LA
Servico New York, Inc.                                        NY
Servico Niagara Falls, Inc.                                   NY
Servico Northwoods, Inc.                                      FL
Servico Omaha Central, Inc.                                   NE
Servico Omaha, Inc.                                           NE
Servico Operations Corporation                                FL
Servico Operations Mezzanine, LLC                             DE
Servico Palm Beach General Partner SPE, Inc.                  DE
Servico Pensacola 7200, Inc.                                  DE
Servico Pensacola 7330, Inc.                                  DE
Servico Pensacola, Inc.                                       DE
Servico Rolling Meadows, Inc.                              Illinois
Servico Roseville, Inc.                                       MN
Servico Saginaw, Inc.                                         MI

Servico Silver Springs, Inc.                                  FL
Servico Summerville, Inc.                                     SC
Servico Tucson, Inc.                                          AZ
Servico West Des Moines, Inc.                                 IA
Servico West Palm Beach, Inc.                                 FL
Servico Wichita, Inc.                                         KS
Servico Windsor, Inc.                                         FL
Servico Winter Haven, Inc.                                    FL
Servico Worcester, Inc.                                       FL
Servico, Inc.                                                 FL
Sharon Motel Enterprises, Inc.                                PA
SHC of Delaware, Inc.                                         DE
Sheffield Motel Enterprises, Inc.                             AL
Sioux City Hospitality, LP                                    IA
Sixteen Hotels, Inc.                                          MD
SMC Management Corp of Ft. Wayne                              IN
SMC Management Corp of Indianapolis                           IN
South Carolina Interstate Motel Enterprises                   SC
Southfield Hotel Group II, LP                                 MI
Stevens Creek Hospitality, Inc.                               GA
Tyler Motel Associates, Inc.                                  TX
W.V.B.M., Inc.                                                WV
Washington Motel Enterprises, Inc.                            PA
Wilpen, Inc.                                                  PA
Worcester Hospitality Associates, LP                          FL

                                    EXHIBIT B

                        [EXHIBIT B LOCATED ON NEXT PAGE]

                        SEPARATION AND RELEASE AGREEMENT

                                 March 31, 2005

Manuel E. Artime
852 Wellesley Drive
Atlanta, Georgia 30326

      Re: Your resignation from Lodgian, Inc.

Dear Manuel:

This letter will confirm that you and Lodgian, Inc. (the "Company")(1) have agreed to the separation of your employment effective March 31, 2005 (the "Separation Date"). This separation and release agreement (the "Separation Agreement") sets forth the terms under which your employment with the Company is ending. We desire to resolve any and all issues relating to your employment and the conclusion of your employment with the Company amicably and on mutually satisfactory terms. Specifically, you ("You" or "Your") and the Company (collectively, the "Parties") agree:

A. SEPARATION TERMS

1. Separation Benefits. Provided that You satisfy the conditions of this Separation Agreement, the Company will:

      (a) Separation Payment. On the eighth day after You return an executed version of this Agreement to the Company's General Counsel, pay You a lump sum payment of $109,437.12; provided, however, if in connection with Deloitte & Touche's ("Deloitte") year-end audit of the financial statements of the Company and Deloitte's attestation of management's assertions regarding the effectiveness of the Company's internal control over financial reporting, as required by
            Section 404 of The Sarbanes Oxley Act of 2002, Deloitte renders a "clean" audit opinion for Fiscal Year 2004 and an unqualified attestation report for Fiscal Year 2004, as determined in the sole discretion of the Company's Board of Directors, then the lump sum payment the Company will pay to You will be increased from $109,437.12 to $164,155.68;

      (b) Paid Vacation. Pay You $16,836.48 as payment of Your accrued, unused vacation less the amount of vacation You use during the Term (as defined in the Release Agreement dated January 31, 2005 (the "Release Agreement"));

      (c) Payment of COBRA Premiums. Pay Your COBRA premium for family coverage under the Company's major medical group health plan on a monthly basis through May 31, 2006;

----------
(1) The term "Company" includes the company's parents, subsidiaries, affiliates and all related companies, as well as their respective officers, directors, shareholders, employees, agents and any other representatives, any employee benefits plan of the Company, and any fiduciary of those plans.

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

      (d) Attorney's Fees. Pay You a lump sum payment up to $5,000 for attorney's fees You incurred directly relating to this Separation Agreement (the "Attorney's Fees"); provided, however, You must first provide the General Counsel with an invoice of Your Attorney's Fees (the "Invoice"). The Company will not pay You for any Invoice which is submitted to the Company after April 30, 2005;

      (e) Accelerated Vesting. Accelerate the vesting of Your options to acquire shares of the Company's common stock (the "Options") granted to You pursuant to the Stock Option Grant Certificates dated September 5, 2003, October 13, 2003, and June 25, 2004 (collectively the "Certificates"). As a result, You will be vested in an additional 35,832 shares, resulting in a total vesting of 42,499 shares as of the Separation Date. Except as provided in this provision, the Options will continue to be governed by the Company's Amended and Restated Stock Incentive Plan and the Certificates. Your right to exercise the Options shall terminate thirty (30) days following the Separation Date; and

      (f)   Non-Compete Waiver. Waive Section 7(D) of the Release Agreement.

The separation benefits stated above will be subject to applicable withholdings, including taxes and Social Security. Because You are no longer employed, Your rights to any particular employee benefit will be governed by applicable law and the terms and provisions of the Company's various employee benefit plans and arrangements. You acknowledge that Your Separation Date will be the date used in determining benefits under all Company employee benefit plans. The Company's obligations listed in sub-sections A(1)(a) - A(1)(f) above shall terminate immediately upon any breach by You of the Release Agreement and/or the Separation Agreement.

2. Release. In exchange for the separation benefits stated above, You release and discharge the Company from any claim or liability, whether known or unknown, arising out of any event, act or omission occurring on or before the day You sign this Separation Agreement, including, but not limited to, claims arising out of Your employment or the cessation of Your employment, claims arising out of the Release Agreement, claims arising by virtue of Your status as an officer of the Company, claims for breach of contract, tort, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law. You also release any claims for unpaid back pay, sick pay, vacation pay, expenses, bonuses, claims to stock options, claims to the vesting of stock options, commissions, attorneys' fees, or any other compensation.

You acknowledge and agree that You are not entitled to any additional payment or benefits from the Company, except as set forth in this Separation Agreement. You further acknowledge and agree that You have suffered no harassment, retaliation, employment discrimination, or work-related injury or illness.

Notwithstanding anything to the contrary in this Section A(2), the Parties acknowledge and agree that (a) this Separation Agreement does not waive Your right to (i) claim or receive indemnification as an officer of the Company under any applicable state laws, the Company's Articles of Incorporation, or the Company's By-laws, or (ii) claim or receive insurance coverage or be defended under any officers insurance coverage which applies to officers of the Company and which applies to You in Your capacity as a former Executive Vice President and Chief Financial Officer of the Company; and (b) You do not waive any claims arising under this Separation Agreement.

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

B. YOUR ONGOING OBLIGATIONS

1. Return of Company Property. You will, on the Separation Date, return to the Company all of the Company's property, including, but not limited to, keys, passcards, credit cards, customer lists, rolodexes, tapes, software, laptop computer, computer files, marketing and sales materials, and any other record, document or piece of equipment belonging to the Company. You will not retain any copies of the Company's property, including any copies existing in electronic form, which are in Your possession or control. You acknowledge that You have not and will not destroy, delete, or alter any Company property without the Company's consent.

2. References. In response to a written reference request authorized by You, the Company will provide a reference letter which discloses Your dates of employment, job titles, and which states that it is the Company's policy not to disclose any additional information. You must direct all reference requests to Dan Ellis, General Counsel, at Lodgian, Inc., 3445 Peachtree Rd., Suite 700, Atlanta, Georgia 30326, or his successor.

3. Future Employment. You agree that the Company has no obligation to consider You for employment should You apply in the future.

C. GENERAL PROVISIONS

1. No Admission of Liability. This Separation Agreement is not an admission of liability by the Company. The Company denies any liability whatsoever. The Company enters into this Separation Agreement to reach a mutual agreement concerning Your separation from the Company.

2. Attorneys' Fees. In the event of litigation relating to this Separation Agreement, the prevailing party shall be entitled to recover attorneys' fees and costs of litigation, in addition to all other remedies available at law or in equity.

3. Waiver. The Company's failure to enforce any provision of this Separation Agreement shall not act as a waiver of that or any other provision. The Company's waiver of any breach of this Separation Agreement shall not act as a waiver of any other breach.

4. Severability. The provisions of this Separation Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.

5. Governing Law. The laws of the State of Georgia shall govern this Separation Agreement. If Georgia's conflict of law rules would apply another state's laws, the Parties agree that Georgia law shall still govern.

6. Entire Agreement. This Separation Agreement, including the Release Agreement which is incorporated by reference, constitutes the entire agreement between the Parties. You acknowledge that Your post-termination obligations contained in
Section 7 of the Release Agreement are valid, enforceable and reasonably necessary to protect the legitimate business interests of the Company, and You agree to abide by such obligations. Except as set forth in this Section, this Separation Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties arising out of or relating to Your employment and the termination of that employment. Other than the terms of this Separation

Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Separation Agreement.

7. Amendments. This Separation Agreement may not be amended or modified except in writing signed by both Parties.

8. Consent to Jurisdiction. You agree that any claim arising out of or relating to this Separation Agreement shall be brought in a state or federal court of competent jurisdiction in Georgia. You consent to the personal jurisdiction of the state and/or federal courts located in Georgia. You waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

9. Successors and Assigns. This Separation Agreement shall be assignable to, and shall inure to the benefit of, the Company's successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company's stock or assets, and shall be binding upon You and Your heirs and assigns.

10. Voluntary Agreement. You acknowledge the validity of this Separation Agreement and represent that You have the legal capacity to enter into this Separation Agreement. You acknowledge that You have carefully read this Separation Agreement, know and understand the terms and conditions, including its final and binding effect, and sign it voluntarily.

If the terms set forth in this Separation Agreement are acceptable, please sign below and return the signed original to me on or before April 21, 2005. If the Company does not receive a signed original on or before the above-stated date, then this offer shall be revoked and You shall not be entitled to the separation benefits stated above.

                                                       Sincerely,


                                                       Dan Ellis
                                                       General Counsel

I acknowledge the validity of this Separation Agreement and represent that I have the legal capacity to enter into this Separation Agreement. I have carefully read the Separation Agreement, know and understand the terms and conditions, including its final and binding effect, and sign it voluntarily.

_______________________                                  _______________________
Manuel E. Artime                                         Date

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